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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                  EXHIBIT 12.1
Carolina First Corporation and Subsidiaries
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                                                             Three Months Ended    Six Months Ended
($ in thousands)                                                 June 30, 1996      June 30, 1996
                                                                 -------------     ---------------

EARNINGS:
  Income from continuing operations
     before income taxes....................................        $ 4,084               $ 7,622
ADD:
  (a) Fixed charges.........................................         14,791                29,635

DEDUCT:
  (a) Interest capitalized during year......................            --                  --
                                                                 -------------     ---------------


Earnings, for computation purposes..........................         $18,875               37,257
                                                                 =============     ===============



FIXED CHARGES:
  Interest on indebtedness, expensed or capitalized.........          $14,617              $29,287
  Portion of rents representative of the
     interest factor........................................              141                  283
  Amortization of debt expense..............................               32                   64

                                                                 -------------     -----------------

Fixed charges, for computation purposes.....................          $14,791              $29,635
                                                                 =============     =================


Ratio of earnings to fixed charges..........................             1.28x                 1.26x

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